UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

The Royal Bank of Scotland Group plc The Royal Bank of Scotland plc
(Exact name of registrant as specified in its charter)

United Kingdom	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

RBS Gogarburn PO Box 1000 Edinburgh EH12 1HQ United Kingdom	N/A
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

RBS Oil TrendpilotTM Exchange Traded Notes	NYSE Arca, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:  333-162219 and 333-162219-01 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The title of the class of securities to be registered hereunder is “RBS Oil TrendpilotTM Exchange Traded Notes” (the “ETNs”).  A description of the ETNs is set forth under the (i) the section captioned “Description of Debt Securities” in the registrants’ Prospectus, dated May 18, 2010 (the “Base Prospectus”), which relates to the registrants’ registration statement on Form F-3 (Nos. 333-162219 and 333-162219-01), as supplemented by (ii) the description of the ETNs contained in the Pricing Supplement to be filed on or about September 13, 2011 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which contains the final terms and provisions of the ETNs and is hereby deemed to be incorporated by reference into this Registration Statement and to be a part hereof.  The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities of the series having substantially the same terms. If any such additional securities are issued, a pricing supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2. Exhibits.

1.
Amended and Restated Indenture, dated as of August 13, 2010, among The Royal Bank of Scotland plc, as issuer, The Royal Bank of Scotland Group plc, as guarantor, and The Bank of New York Mellon, acting through its London branch, as trustee, incorporated by reference to Exhibit 4.1 to the registrants’ Report of Foreign Private Issuer filed on Form 6-K (file Nos. 333-162219 and 333-162219-01) on August 13, 2010.

2.
First Supplemental Indenture, dated as of August 25, 2010, among The Royal Bank of Scotland plc, as issuer, The Royal Bank of Scotland Group plc, as guarantor, Citibank, N.A., as securities administrator, The Bank of New York Mellon, acting through its London branch, as original trustee, and Wilmington Trust Company, as trustee, incorporated by reference to Exhibit 4.1 to the registrants’ Report of Foreign Private Issuer filed on Form 6-K (file Nos. 333-162219 and 333-162219-01) on August 25, 2010.

3.	Form of note representing the ETNs.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereto duly authorized.

THE ROYAL BANK OF SCOTLAND GROUP PLC

Date:	13 September 2011	By:	/s/ Robert Hammer
			Name:	Robert Hammer
			Title:	Attorney-in-Fact

THE ROYAL BANK OF SCOTLAND PLC

Date:	13 September 2011	By:	/s/ Robert Hammer
			Name:	Robert Hammer
			Title:	Attorney-in-Fact